Exhibit 10.7(a)

CLARCOR INC.

AGREEMENT
FOR THE ISSUANCE OF
RESTRICTED STOCK UNITS

This agreement (this “Agreement”) made as of this 18th day of November, 2005 (the “Award Date”), between CLARCOR Inc., a Delaware corporation (the “Company”), and «First Name» «Last Name» (the “Participant”) relates to the grant to the Participant by the Company of Restricted Stock Units pursuant to the Company’s 2004 Incentive Plan (the “Plan”). Applicable provisions of the Plan are incorporated herein as though set forth herein in full. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings specified in the Plan.

Section 1.  Restricted Stock Unit Award.  The Company hereby awards to the Participant as of the Award Date, «Units» Restricted Stock Units (the “Units”). Twenty-five percent (25%) of such Units shall vest on each anniversary of the Award Date until all of such Units have been vested; provided that, except as expressly provided in Section 3(b) of this Agreement, in the event that the Participant ceases to be an employee of the Company or one of its subsidiaries, he or she shall forfeit any Units which have not previously vested. Subject to Section 3 of this Agreement, promptly after such vesting the company shall issue to the Participant one share of Common Stock for each vested Unit. The Units shall not be transferable by the Participant by means of sale, assignment, exchange, pledge, gift, operation of law or otherwise.

Section 2.  Voting and Dividend Rights.  Until the issuance of Common Stock to the Participant as provided in Section 1 of this Agreement, the Participant shall not be entitled to any rights as a stockholder of the Company with respect to the Common Stock issuable pursuant to the Units. However, on each date, if any, that the Company pays a dividend to the holders of its outstanding Common Stock, it shall pay to the Participant an amount equal to the dividend per share so paid times the number of Units which are not vested on the record date for such dividend.

Section 3.  Special Deferral Rules.  (a) The Participant may elect to defer the receipt of the shares of Common Stock issuable with respect to any vested Unit, provided that written notice of such deferral is received by the Corporate Secretary of the Company no later than one hundred eighty (180) days prior to the date on which such Unit vests in accordance with this Agreement. Such deferral shall be irrevocable and, subject to Section 3(b) of this Agreement, may be for any number of full years up to ten (10) or until the termination of Participant’s employment by the Company or one of its subsidiaries.

(b) On the date the Participant’s employment by the Company or one of its subsidiaries terminates by reason of his or her death, retirement on or after age 60 (or prior to such age with the consent of the Committee) or Disability all then unvested Units shall vest and all deferrals by the Participant pursuant to Section 3(a) of this Agreement shall be cancelled and terminated.

(c) In accordance with Article VII, Section 8 of the Plan, upon a Change-in-Control of the Company, all unvested Units shall immediately vest and all deferrals shall be cancelled and terminated without any action by or on behalf of the Participant.

CLARCOR INC.

By: _ _
Name:

Title:

Accepted this    day of

                    , 2006.

          Participant

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